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March 22, 2002


Securities and Exchange Commission
450 Fifth Street N.W.
Washington, D.C. 20549

         Re:   Hartford Money Market HLS Fund, Inc.
               Registration Statement on Form N-14, File No. 333-83004

Dear Sir or Madam:

         Arthur Andersen LLP has audited the financial statements and financial highlights of Hartford Money Market HLS Fund, Inc. as of December 31, 2001 and for the periods presented in the financial statements and financial highlights, and has issued its report thereon dated February 6, 2002. Such financial statements, financial highlights and report thereon have been incorporated by reference into the above referenced filing. In connection therewith, Arthur Andersen has represented to us that such audit was subject to its quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards, and that there was appropriate continuity of Arthur Andersen personnel working on the audit, availability of national office consultation, and availability of personnel at foreign affiliates of Arthur Andersen to conduct the relevant portions of the audit.



                                      HARTFORD MONEY MARKET
                                      HLS FUND, INC.

                                      By:  /s/ David Znamierowski
                                           ----------------------
                                      Its President